Exhibit 99.(a)(1)(F)
NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT
     If you previously elected to reject Concho Resources Inc.’s (“Concho Resources”) offer to amend certain eligible stock options (the “Offer”), and you would like to change your election and accept the Offer, you must sign this Notice and a new Election Form and hand-deliver or deliver via overnight courier both to David W. Copeland at Concho Resources, 550 W. Texas, Suite 1300, Midland, TX 79701 before 11:59 p.m., CST, on December 28, 2007, unless the Offer is extended. If you have questions regarding the process for returning this Notice, please contact David W. Copeland at (432) 683-7443.
To Concho Resources:
     I previously received a copy of the Offer to Amend documents (dated November 29, 2007), including all of its attachments, the cover letter and an Election Form. I signed and returned the Election Form(s), in which I elected to reject the Offer to amend my Eligible Option(s) (as defined in my Election Form). I now wish to change that election and accept the Offer by Concho Resources to amend my Eligible Option(s). I understand that by signing this Notice and a new Election Form and delivering both forms pursuant to the instructions above, I will be able to withdraw my rejection of the Offer and accept the Offer instead. I have read and understand all of the terms and conditions of the Offer.
     I understand that in order to accept the Offer, I must sign and deliver this Notice and a new Election Form to Concho Resources by hand-delivery or delivery via overnight courier to David W. Copeland at Concho Resources, 550 W. Texas, Suite 1300, Midland, TX 79701 before 11:59 p.m., CST, on December 28, 2007, or if Concho Resources extends the deadline to amend the Eligible Options, before the extended expiration of the Offer.
     I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.
     I accept the Offer to amend my Eligible Option(s) as indicated in the Election Form completed as of the date hereof and attached hereto.

Optionee Signature	Date

Name (Please Print)	Employee ID/Social Security Number

Email address

Option Holder Spousal Signature	Social Security Number

Option Holder Spousal Name (Please Print)	E-mail address Date